Exhibit 10.2
FIRST AMENDMENT TO THE
COMSCORE, INC.
CHANGE OF CONTROL AGREEMENT
This First Amendment (this “Amendment”) to the comScore, Inc. Change of Control Agreement by and between comScore, Inc., a Delaware corporation (the “Company”), and Jonathan Carpenter (“Executive”) is effective as of July 6, 2022 (the “Effective Date”).
WHEREAS, the Company and Executive entered into a Change of Control Agreement as of November 29, 2021 (the “Original Agreement”);
WHEREAS, Executive has been appointed as the Chief Executive Officer of the Company, effective July 6, 2022 (the “Promotion”); and
WHEREAS, in light of the Promotion, the Company and Executive now desire to modify Sections 3(a)(ii) and 3(a)(iv) of the Original Agreement;
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and Executive hereby agree as follows:
1.Section 3(a)(ii) of the Original Agreement is hereby deleted and replaced in its entirety by the following language:
(ii)    Severance Payment. On the sixtieth (60th) day following the termination of employment, Executive will receive a lump-sum cash payment in an amount equal to twenty-four (24) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; provided, however, that any temporary reduction in base salary shall be disregarded for purposes of calculating Executive’s severance payment pursuant to this paragraph.
2.Section 3(a)(iv) of the Original Agreement is hereby deleted and replaced in its entirety by the following language:
(iv)    Continued Executive Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for the 24-month period coincident with the severance benefit period set forth above. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage.
3.All other provisions of the Original Agreement that are not specifically amended pursuant to this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have hereby executed this Amendment to become effective as of the Effective Date noted above.
COMSCORE, INC.
By:    /s/ Sara Dunn
Name:    Sara Dunn
Title:    Chief People Officer
Date:    July 5, 2022
JONATHAN CARPENTER
Signature:    /s/ Jonathan Carpenter
Date:     July 5, 2022
Signature Page to the First Amendment
to the comScore, Inc. Change of Control Agreement